UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 14, 2016

_____________________

 VERSO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34056	75-3217389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

  VERSO PAPER HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	333-142283	56-2597634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6775 Lenox Center Court, Suite 400
Memphis, Tennessee 38115-4436
(Address of principal executive offices) (zip code)
(901) 369-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On January 14, 2016, NewPage Corporation, a wholly owned subsidiary of Verso Corporation (“Verso”) and Verso Paper Holdings LLC (“Verso Holdings”), elected to exercise the grace period with respect to the interest payment due under its floating rate senior secured term loan credit agreement (the “NewPage Term Loan Facility”). The NewPage Term Loan Facility provides for a grace period of five business days for the payment of interest. As of December 31, 2015, the outstanding principal amount under the NewPage Term Loan Facility was approximately $731 million.
On January 15, 2016, Verso Holdings and its wholly owned subsidiary, Verso Paper Inc., elected to exercise the grace periods with respect to the interest payments due under their indentures governing the 11.75% Senior Secured Notes due 2019 that were issued in 2012 and 2015 and the 11.75% Secured Notes due 2019 that were issued in 2012 (collectively, the “Verso Notes Indentures”). Each of the Verso Notes Indentures provides for a grace period of 30 days for the payment of interest. As of December 31, 2015, the total outstanding principal amount under the Verso Notes Indentures was approximately $1.339 billion.
While foregoing these interest payments, Verso continues to explore various potential debt restructuring alternatives and to have related discussions with certain of its creditor constituencies in an effort to address its previously disclosed cash flow and liquidity concerns.
This information shall not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the registrants’ filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 15, 2016

VERSO CORPORATION

By:	/s/ Peter H. Kesser
Peter H. Kesser
Senior Vice President, General Counsel and Secretary

VERSO PAPER HOLDINGS LLC

By:	/s/ Peter H. Kesser
Peter H. Kesser
Senior Vice President, General Counsel and Secretary

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